Exhibit 10.1

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT THREE TO EQUIPMENT LEASE AGREEMENT
(ESPRIT UPGRADE)

This AMENDMENT THREE TO EQUIPMENT LEASE AGREEMENT (ESPRIT UPGRADE) (“Amendment Three”) is dated effective as of April 24, 2024 (the “Effective Date”), and is entered into by and between (i) GK FINANCING, LLC, a California limited liability company (“GKF”), whose address is 601 Montgomery Street, Suite 1112, San Francisco, CA 94111, and (ii) NORTHERN WESTCHESTER HOSPITAL ASSOCIATION, a New York not for profit corporation (“Hospital”) (formerly referred to as “Northern Westchester Hospital Center”), whose address is 400 East Main Street, Mount Kisco, NY 10549.

Recitals:

WHEREAS, GKF and Hospital entered into (i) that certain Equipment Lease Agreement dated March 21, 2003 (the “Original Lease”), pursuant to which GKF agreed to lease to Hospital a Leksell Stereotactic Gamma Knife unit, Model C with Automatic Positioning System (the “Model C”), as amended by (ii) that certain Amendment To Equipment Lease Agreement (Perfexion Upgrade) dated effective June 8, 2012 (“Amendment One”), pursuant to which the Model C was upgraded and replaced with a Leksell Gamma Knife Perfexion unit (the “Perfexion”), which was installed at the existing Site and as further amended by (iii) that certain Amendment Two to Equipment Lease Agreement (Reload) dated effective October 7, 2020 (“Amendment Two”) pursuant to wich the Perfexion was reloaded with Cobalt-60 (the Original Lease, as amended by Amendents One and Two is referred to herein as the “Lease”).

WHEREAS, GKF and Hospital desire to further amend the Lease on the terms set forth herein to provide for the upgrade of the existing Perfexion with a new Elekta Esprit (“Esprit”) (Exhibit A) being leased by GKF to Hospital pursuant to the Lease.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.    Upgrade of the Perfexion to the Esprit. In accordance with Section 9.2 of the Lease and subject to the terms and conditions set forth herein, GKF shall acquire and hold title to the Esprit.

2.1     User License Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to install and operate the Esprit and to take possession of and maintain the Cobalt supply required in connection with the use of the Esprit during the term of the Lease. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term. Upon request, Hospital shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.2         Delivery of Equipment; Site. GKF shall coordinate with Elekta and Hospital to have the Esprit delivered to (the “Site”) on a delivery date agreed upon in writing by GKF, Hospital and Elekta. The location of the Site shall be the current Perfexion suite. Subject to availability of the Esprit from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site, the estimated delivery date is on or around Q1, 2025 subject to execution of this Amendment on/or before April 24, 2024. GKF makes no representations or warranties concerning delivery of the Equipment. The parties acknowledge that Hospital may not be able to perform Procedures for approximately five to six weeks during the installation of the Esprit. GKF and Hospital agree that the cost of the Esprit shall be the sole responsibility of GKF.

2.3         Site Preparation and Installation of Equipment

(a) GKF in coordination with Elekta, shall prepare all plans, specifications and site planning criteria (collectively the “Site Planning Criteria”) required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. Hospital, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

(b) GKF shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Esprit during the Term (as extended herein), including, without limitation, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. GKF and/or its subcontractors, at their sole cost and expense, shall obtain all proper insurance, licenses, permits, approvals, consents and authorizations, which may be required by GKF, and/or its subcontractors, for the contruction and installation of electrical systems and other wiring required for the Equipment and the removal the old Cobalt-60 supply and its proper disposal in accordance with federal, state and local laws and regulations. In connection with the construction of the Site, Hospital, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment.

(c) In addition to construction and improvement of the Site, GKF, shall be responsible for the installation of the Esprit, in compliance with the Site Planning Criteria.

(d) All costs incurred to fulfill the obligation enumerated in Section 2.3 (a), (b) and (c), shall be the sole responsibility of GKF, except for those Hospital responsibilities enumerated in Section 2.3 (a) and (b).

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e) During the Term (as extended herein), Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear expected.

(f) Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Esprit.

2.4 Hospital Personnel and Services. Upon request and as reasonably required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with the Esprit installation, among other things, to oversee, supervise the construction and assist with compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Esprit. Hospital shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Esprit installation. Notwithstanding anything to the contrary set forth herein, the Esprit installation shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, and consents and authorizations, required to be obtained by Hospital (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense.

2.5 Training. GKF, at its cost and expense, shall cover the Esprit training tuition costs for those Hospital-credentialed physicians and physicists who will be using the Esprit as stated in Attachment A. Any travel and entertainment associated with training shall not be the responsibility of GKF.

2.6 Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests, Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Esprit meets the manufacturer’s specifications and documentation. If Hospital fails to respond within such five (5) business day period, Hospital may request a five (5) business day extension to validate and confirm the results of the Acceptance Tests. At the expiration of the five (5) business day period, plus any extension, if applicable, the Hospital’s failure to respond shall constitute Hospital’s validation and confirmation of the Acceptance Tests.

2.7 Warranty. Upon completion of the Esprit acceptance test, a full twelve (12) month warranty for the complete system at the Site will follow.

2.8 New LGK End User License Agreement. Concurrently with the execution of this Amendment Three, Hospital shall enter into a new LGK End User License Agreement with Elekta, Inc., a Georgia corporation (“Elekta”), which shall supersede and replace the previous LGK End User Agreement attached as Exhibit 1 to the Lease (such new LGK End User License Agreement shall hereinafter be referred to as the "LGK EULA ," and shall be deemed attached as Exhibit 1 to the Lease). Hospital shall operate and maintain a fully functional radiation therapy department at the Site which shall include the Esprit. Use of the Esprit shall be made available to all neurosurgeons and radiation oncologists with Hospital privileges.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.         Lease Payments.

a) It is understood and agreed that Section 8.1 of the Lease (Per Procedure Payments) shall remain in full force and effect with respect to all Procedures performed prior to the installation of the Esprit, and that all rent or lease payments pertaining to Procedures performed prior to the Esprit installation shall continue to be calculated in accordance with Section 8.1 of the Lease (as in effect immediately prior to this Effective Date) and shall be paid by Hospital to, and retrained soley by GKF. However, effective from and after the date the first Procedure is performed at the Site using the Esprit (the “First Esprit Procedure Date”), Section 8.1 of the Lease shall be deleted in its entirety and replaced with the following;

"8.l Per Procedure Payments. As rent for the lease of the Equipment to Hospital pursuant to this Agreement, Hospital shall pay to GKF the applicable per procedure payments set forth in Exhibit "B" attached to this Amendment Three (the “Lease Payment”) for each and every "Procedure" that is completed by Hospital, its representatives, affiliates, joint ventures and/or partnerships, on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), and irrespective of whether the Procedure is performed using the Equipment or using any other equipment or devices in lieu of, or as an alternative to, the Equipment, and includes, without limitation, any and all related treatment planning and delivery, imaging and other ancillary services. As used herein, the term “Procedure” means any treatment that involves stereotactic, external, single or up to and including five (5) fractions(s), conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

“If no Procedures are performed by Hospital or any other person utilizing the Equipment or any other equipment devices, Hospital shall not owe any Lease Payment to GKF. In the event a Procedure is not completed due to a technical problem with the Equipment, the Hospital will not be charged a Lease Payment for such Procedure. GKF shall submit an invoice to Hospital on the fifteenth (15th) and last day of each calendar month (or portion thereof) for the actual number of Procedures performed during the first and second half of the calendar month, respectively. The Hospital shall pay invoices received within thirty (30) days after submission by GKF to Hospital. All or any portion of an invoice which is not paid in full within forty five (45) days after submission shall bear interest at the rate of the lesser of one percent (1.0%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid rent invoice together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 20 of the Agreement.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Within ten (10) days after Hospital’s receipt of written request by GKF, at its sole cost and expense, GKF shall have the right to audit Hospital’s applicable books and records during normal business hours to verify the number of Procedures performed by Hospital or its agents, representatives, affiliates, joint ventures and/or partnerships utilizing the Equipment and/or any other equipment or devices, and Hospital shall provide GKF (or cause GKF to be provided) with access to such applicable books and records; provided that any patient names or identifiers shall not be disclosed. Such audit shall take place no more than one time in a twelve month period and at a date and time mutually agreed upon between Hospital and GFK. GKF shall not have access to nor shall it directly or indirectly access any “Patient Health Information” as such terms are defined by HIPAA. GKF agrees that it shall execute such documents and agreements as may be reasonably required by Hospital to assure compliance with HIPAA.”

b).         Exhibit "A" attached to Amendment Two is hereby deleted in its entirety and replaced with Exhibit "B" attached to this Amendment Three upon the First Esprit Procedure.

c).         For the avoidance of doubt, any per procedure Lease Payment made to GKF for Procedures completed on the Perfexion shall continue to count towards the number of Procedures required to determine the number of Charilty Procedures allowed, regardless of the Upgrade to the Esprit. Hospital shall continue to accrue Charity Proceures in accordance with the Lease for Esprit Procedures.

d). If at any time or from time-to-time any of the foregoing limits pertaining to Charity Procedures and/or Excluded Procedures is exceeded by Hospital, then, GKF shall be entitled to receive payment for each Procedure in excess of such limits in an amount equal to the applicable Lease Payment set forth in Exhibit "B" attached to this Amendment Three.

4).         Cobalt-60 Reload.

a.    Scheduling and Process for the Reload. Subject to the terms and conditions set forth herein, GKF shall reload the existing Esprit with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”) at its cost. GKF shall use its commercially reasonable best efforts to perform the Reload in the first/second quarter of 2031, or such other time as mutually agreed to in writing by Hospital and GKF, subject to availability of the Cobalt-60 from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction, if any, of the Site. The parties acknowledge that Hospital may not be able to perform Procedures for approximately three weeks during the Reload.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Notwithstanding anything to the contrary contained in this Amendment Three, GKF makes no representation or warranty to Hospital concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Hospital resulting from the Hospital’s inability to perform Procedures during the time required for the Reload, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Reload.

5).         Extension of Lease Agreement Term. In consideration of GKF’s agreement to perform the Equipment upgrade from Perfexion to Esprit and perform a Cobalt-60 source reload on or around Q1/Q2, 2031, the Term is hereby extended ten (10) years.

6).         Full Force and Effect. Except as amended by this Amendmen Three, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Amendment Three, represent the entire agreement of the parties with respect to the Esprit and its use by Hospital. Unless the context requires otherwise, with respect to the Esprit, all references in the Lease to (i) the “Agreement” shall be deemed to refer to the Lease, as amended by this Amendment Three; (ii) the “Equipment” shall be deemed to mean the Esprit and where appropriate, Perfexion; (iii) “Installation” shall be deemed to refer to the installation of the Esprit; (iv) the “Agreement” shall be deemed to refer to the Lease as amended by this Amendmet Three; (v) the “Site” shall be deemed to refer to the Site; and (vi) the “Term” shall be deemed to refer to the Term, as extended pursuant to this Amendment Three. To the extent any of the terms of the Lease conflict with the terms of this Amendment Three, the terms and provisions of this Amendment Three shall prevail and control. Where not different or in conflict with the terms and provisions of this Amendment Three, all applicable terms and provisions set forth in the Lease are incorporated within this Amendment Three as if set forth herein and shall apply with equal force and effect to the Esprit. Nothing set forth in this Amendment Three shall relieve either party from any or all of its obligations under the Lease with respect to the Perfexion, including, without limitation, the obligation to pay Lease Payments and the service, insurance and property tax expenses associated with the Perfexion.

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[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Three as of the day first written above.

GKF: GK FINANCING, LLC By: / s / Craig K. Tagawa Craig K. Tagawa Chief Executive Officer Date: _____4/24/24______	Hospital: NORTHERN WESTCHESTER HOSPITAL ASSOCIATION By: _/ s / Phyllis McCready____ Phyllis McCready SVP and Chief Procurement Officer Date: ______4/24/24____________

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit “A”

ESPRIT

.

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit “1”

LGK END USER LICENSE AGREEMNT

[*****] Text Omitted for Confidential Treatment. The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit “B”

PER PROCEDURE PAYMENTS

Annual Paid Procedures Performed	Per Procedure Payment
1-80	[*****] per Procedure
81-125	[*****] per Procedure
126+	[*****] per Procedure

Notwithstanding anything to the contrary set forth herein, for purposes of determining the Per Procedure Payments, (a) only those Procedures performed on or after the First Esprit Procedure Date shall be counted; (b) the number of annual Procedures performed on the Esprit or using any other equipment or devices shall be reset to zero (0) at the commencement of each anniversary of the First Esprit Procedure Date; (c) Charity Procedures and Excluded Procedures (Hospital shall be allowed to perform up to two (2) Procedures annually on its Linear Accelerator) shall not be counted towards the annual Procedures performed; and (d) there shall be no retroactive adjustment of the Per Procedure Payments irrespective of whether the number of Procedures performed reaches a lower Per Procedure Payment level. For example, if during an annual measuring period, the number of annual counted Procedures totals 150, then, the Per Procedure Payments for the first 80 Procedures would remain at [*****] per Procedure while the Per Procedure Payments for the next 45 procedures (i.e., for Procedures 81 through 125) would be [*****] per Procedure and the next 25 procedures would be [*****] Per Procedure. There are no minimum volume requirements.

For Procedure count purposes, any patient treatment provided on a fractionated basis shall count as one (1) Procedure.